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                                                                   EXHIBIT 10.11

                                WEST CORPORATION

                                   MEMORANDUM

TO: STEVE STANGL

FROM: NANCEE BERGER

DATE: JANUARY 5, 2004

RE: 2004 COMPENSATION PLAN - EXHIBIT A

The compensation plan for 2004 while you are employed as President of West Communication Services (West Telemarketing Corporation, West Telemarketing Corporation Outbound, West Interactive Corporation, West Direct, Inc., Tel Mark Sales), is being revised as indicated below:

1. Your base salary will be $275,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

    2. You will be paid at the annual rate of $375,000 through December 31, 2004. This represents your base salary plus $100,000 guaranteed bonus as you learn the operations of the other West Communications divisions.

    3. You will also be eligible to earn up to $200,000 for achieving the pre-tax Net Income plan for the Communication Services division. The percent of plan achieved will apply to the bonus calculation, but will not exceed a total of $200,000. Up to $37,500 of this bonus will be available to be paid quarterly and trued up annually.

         4. You are also eligible to receive an additional bonus for pre-tax Net Income in excess of the plan. The bonus will be calculated by multiplying the excess pre-tax Net Income times .02. This bonus will be calculated at the end of the 2004 plan year and will be paid no later than February 28, 2005.

4. In addition, if West Corporation achieves it's 2004 Net Income range provided in December 2003, you will be eligible to receive an additional one-time bonus of $75,000.

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         This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

5.       You will be paid the amount due for any quarterly bonuses within thirty
         (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts which will be paid no later than February 28, 2005.

7. All bonus objectives are based upon West Corporation operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually included upon completion of the transaction.

8. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

9. At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

                                 /s/ Steve Stangl
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                             EMPLOYEE - STEVE STANGL